FORWARD FUNDS, INC.
                             ARTICLES SUPPLEMENTARY

         FORWARD FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: In accordance with procedures established in the Corporation's Charter and pursuant to Section 2-208 of Maryland General Corporate Law, the Board of Directors of the Corporation, by resolution dated February 25, 1999, duly reclassifies one billion four hundred million (1,400,000,000) shares of the authorized common stock of the Corporation as follows:

Former Classification                     New Classification
---------------------                     ------------------

                           No. of Shares                           No. of Shares
Name of Portfolio           in Millions   Name of Portfolio         in Millions
-----------------           -----------   -----------------         -----------

The Global Asset Allocation     200       The Global Asset Allocation      200
Fund                                      Fund
The Money Market Fund           400*      The Real Estate Investment Fund  200
                                          (Class A)
The Equity Fund (Class A)       200       The U.S. Equity Fund (Class A)   200
The Global Bond Fund (Class A)  200       The Global Bond Fund (Class A)   200
The International Equity Fund   200       The International Equity Fund    200
(Class A)                                 (Class A)
The Small Capitalization Stock  200       The Small Capitalization Equity
Fund (Class A)                  200       Fund (Class A)                   150
                                          The Small Capitalization Equity   50
                                          Fund (Institutional)

--------------------------------
* The Corporation will not offer shares of The Money Market Fund as of the date hereof. Of these shares, 200 million remain unclassified.

         SECOND: The shares of the Corporation reclassified pursuant to Article First of these Articles Supplementary have been classified by the Board of Directors under the authority contained in the Charter of the Corporation.

         THIRD: The preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of each share of each class of the Portfolios shall be as set forth in Article Five of the Corporation's Articles of Incorporation, and shall be subject to all provisions of the Articles of Incorporation relating generally to the Corporation's Common Stock.

         IN WITNESS WHEREOF, Forward Funds, Inc. has caused these Articles Supplementary to be signed, and witnessed, in its name and on its behalf by its undersigned officers who acknowledge that these Articles Supplementary are the act of the Corporation; that to the best of their knowledge, information, and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects; and that this statement is made under the penalties of perjury.

Date: April 30, 1999
                                            FORWARD FUNDS, INC.

                                            By: __________________________
                                            Name:  Ronald Pelosi
                                            Title: President

WITNESS:


By: ____________________
Name:  Julie Tedesco
Title: Assistant Secretary